UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  January 14, 2011

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.
Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii
(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)
(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Hawaii Electric Light Company, Inc. (HELCO) 2010 test year rate case

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Electric Utility” under “Most recent rate requests – HELCO – 2010 test year rate case,” which is incorporated herein by reference to pages 58-59 of HEI’s and HECO’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

On November 3, 2010, the Public Utilities Commission of the State of Hawaii (PUC) issued an interim decision and order (D&O) in HELCO’s 2010 test year rate case proceeding. The interim D&O approved a rate increase for interim purposes as set forth in HELCO and the Consumer Advocate’s Joint Statement of Probable Entitlement (JSPE), but adjusted recovery for labor costs downward to 2008 levels, reduced medical, dental and vision benefit costs by approximately 50%, deferred the implementation of decoupling for HELCO until the final D&O is entered in this proceeding, and deferred resetting the heat rate used in HELCO’s energy cost adjustment clause (ECAC) calculation. Resetting the heat rate would have shifted revenues that would be included in ECAC revenues to the interim increase. Since the interim D&O deferred implementation of decoupling, the PUC found that a return on average common equity (ROACE) of 10.5% (which does not reflect decoupling), and a return on rate base (ROR) of 8.593% (which reflects a capital structure that includes 56% common equity), were reasonable for purposes of the interim D&O, instead of the 10.125% ROACE and 8.38% ROR used in the JSPE.

HELCO filed revised revenue requirements including a proposed rate base reflecting the interim D&O with the PUC for approval. On January 7, 2011 the PUC approved HELCO’s revised revenue requirements resulting in an interim increase of approximately $6.0 million in annual revenues. The difference between the $4.4 million increase in the JSPE and the $6.0 million increase as a result of the interim D&O relates primarily to an adjustment of $1.5 million to the JSPE interim increase amount to take into account the changes in current effective rates as a result of the final rates from the HELCO 2006 test year rate case issued subsequent to the JSPE. The HELCO 2010 test year interim D&O adjustments to the JSPE for lower expenses were largely offset by the higher allowed ROACE. The interim increase reflects the new depreciation rates and methods proposed by HELCO and approved by the PUC on a temporary basis which will result in a $4.8 million annualized decrease in depreciation expense effective with interim rates.

HELCO will implement the interim rate increase and the final rates as a result of the 2006 test year rate case on January 14, 2011. If the amounts collected pursuant to an interim D&O exceed the amount of the increase ultimately approved in the final D&O, then the excess would have to be refunded to HELCO’s customers, with interest.

Management cannot predict the ultimate outcome or timing of the final D&O for HELCO’s 2010 test year rate case proceeding.

HEI and HECO intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website under the headings “Company Overview” and “News & Events” in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American Savings Bank, F.S.B.’s (ASB’s) press releases, SEC filings and public conference calls and webcasts. Investors should also refer to the PUC website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Patsy H. Nanbu
James A. Ajello	Patsy H. Nanbu
Senior Financial Vice President, Treasurer, and	Controller
Chief Financial Officer	(Principal Accounting Officer of HECO)
(Principal Financial Officer of HEI)	Date: January 14, 2011
Date: January 14, 2011